Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc.
4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact:	Robert McGee
May 7, 2015		212-460-4111

CON EDISON REPORTS 2015 FIRST QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported first quarter net income for common stock of $370 million or $1.26 a share compared with $361 million or $1.23 a share in 2014. Adjusted earnings, which exclude the effects of its lease in/lease out (LILO) transactions and the net mark-to-market effects of the competitive energy businesses (CEBs), were $365 million or $1.25 a share in 2015 compared with $343 million or $1.17 a share in 2014.

“The company experienced strong financial performance in the first quarter, and our workforce performed admirably during the challenges of a persistent, lingering winter,” said John McAvoy, chairman and CEO of Con Edison. “We are also very pleased with a proposed settlement with the New York State Public Service Commission that will keep electric delivery rates flat for our customers through 2016, marking the third consecutive year of no customer delivery rate increases, and providing resources for investments essential to delivering safe and reliable service. In addition, we will continue plans to implement a smart meter program to further enhance customer service, grid reliability and outage management, while encouraging expansion of new customer-based technologies.”

The following table is a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income to adjusted earnings for the three months ended March 31, 2015 and 2014.

	Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2015	2014	2015	2014
Reported earnings per share and net income for common stock – GAAP basis (basic)	$1.26	$1.23	$370	$361
LILO transactions (a)	—	(0.02)	—	(7)
Net mark-to-market effects of the CEBs (b)	(0.01)	(0.04)	(5)	(11)

Adjusted earnings – non-GAAP	$1.25	$1.17	$365	$343

(a)	In March 2014, adjustments were made to taxes and accrued interest relating to Con Edison Development’s LILO transactions which were terminated in 2013, resulting in an after-tax benefit to earnings of $7 million (after taxes of $6 million).
(b)	After taxes of $3 million and $9 million for the three months ended March 31, 2015 and 2014, respectively.

For the year 2015, the company expects its adjusted earnings to be in the range of $3.90 to $4.05 per share. The company’s previous forecast of adjusted earnings was in the range of $3.80 to $4.00 per share. The higher range reflects primarily stronger than forecasted financial performance at CECONY due to the impact of the colder than normal winter on steam delivery revenues. Adjusted earnings per share exclude the net mark-to-market effects of the CEBs.

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CON EDISON REPORTS 2015 FIRST QUARTER EARNINGS	page 2

The results of operations for the three months ended March 31, 2015, as compared to the 2014 period, reflect primarily changes in the rate plans of Con Edison’s utility subsidiaries, including growth in its gas delivery service related to oil-to-gas conversions, and lower operations and maintenance expenses. The rate plans provide for revenues to cover expected increases in certain operations and maintenance expenses and depreciation reflecting primarily the impact of higher utility plant balances. The results of operations also include the impact of the LILO transactions in 2014 and the net mark-to-market effects of the CEBs.

Operations and maintenance expenses for CECONY were lower in the 2015 period reflecting lower electric operating costs and lower costs for support and protection of company underground facilities to accommodate municipal projects, offset in part by higher gas operating costs attributable to emergency response.

The following table presents the estimated effect on earnings per share and net income for common stock for the 2015 period compared to the 2014 period, resulting from these and other major factors:

	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
Consolidated Edison Company of New York, Inc. (CECONY) (a)
Changes in rate plans	$0.06	$17
Operations and maintenance expenses	0.04	13
Depreciation and amortization	(0.03)	(10)
Net interest expense	(0.03)	(8)
Other	0.01	2

Total CECONY	0.05	14

Orange and Rockland Utilities, Inc. (O&R) (a)
Changes in rate plans	0.02	5
Operations and maintenance expenses	(0.01)	(2)
Other	(0.01)	(2)

Total O&R	—	1

CEBs
Operations and maintenance expenses	(0.01)	(4)
Net interest expense	(0.02)	(7)
Other	—	4

Total CEBs (b)	(0.03)	(7)

Other, including parent company expenses	0.01	1

Total variation	$0.03	$9

(a)	Under the revenue decoupling mechanisms in Utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under the rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	These variations include, in the first quarter of 2014, an after-tax benefit of $7 million or $0.02 a share from the adjustments to taxes and accrued interest relating to the LILO transactions. The variations also include after-tax net mark-to-market gains of $5 million or $0.01 a share in the first quarter of 2015 and after-tax net mark-to-market gains of $11 million or $0.04 a share in the first quarter of 2014.

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CON EDISON REPORTS 2015 FIRST QUARTER EARNINGS	page 3

Refer to the company’s First Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at March 31, 2015 and December 31, 2014 and the consolidated income statements for the three months ended March 31, 2015 and 2014. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, adjusted earnings (which the company formerly referred to as earnings from ongoing operations). This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s operating performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure also is useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $13 billion in annual revenues and $44 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy services company; and Consolidated Edison Development, Inc., a company that develops, owns and operates renewable and energy infrastructure projects.

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